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                                                                   Exhibit 10.10

                          Schneider Securities, Inc.


             FINANCIAL CONSULTING AND INVESTMENT BANKING AGREEMENT
             -----------------------------------------------------


       THIS AGREEMENT is made as of this 30th day of June, 1999 by and between Sunstar Healthcare, Inc., a Florida corporation having its principal office at 300 International Parkway, Suite 230, Healthrow, FL 32746 (the "Company"), and Schneider Securities, Inc, a Colorado corporation having an office at 1120 Lincoln Street, Suite 900, Denver, Colorado 80203 ("SSI").

       Whereas, during the months of February and March of 1999, representatives of the Company and SSI had discussions regarding the provisions of this Agreement.

       Now, Therefore, in consideration of the mutual premises contained herein and on the terms and conditions hereinafter set forth, the Company and SSI agree as follows:

1. PROVISION OF SERVICES. The Company hereby retains SSI to perform non-exclusive consulting service related to corporate finance and investment banking matters, and SSI hereby accepts such retention and shall undertake all reasonable efforts to perform for the Company the duties described herein. In this regard, SSI shall devote such time and attention to the business of the Company as shall be determined by SSI, in its sole discretion.

       (a) SSI agrees, to the extent reasonably requested by the Company, and at the Company's written request to an officer in the Corporate Finance department of SSI, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

            (i) advice with regard to stockholder relations are public relations matters, and

            (ii) evaluation of financial matters and assistance in financial arrangements and investment banking and/or transactions.

       (b) Notwithstanding the foregoing, SSI may provide general services to the Company in connection with mergers, acquisitions, consolidations, joint ventures and similar corporate finance transactions; however, for each such specific transaction or transactions, SSI and the Company may formalize their arrangement in a separate agreement at the time specific service is provided.

       (c) SSI shall use reasonable efforts in furnishing advice recommendations, and for this purpose SSI shall at all times maintain or keep and make available qualified personnel or a network of qualified outside professionals for the performance of its obligation under this Agreement, at its sole expense. To the extent reasonably practicable, SSI shall so use its own personnel rather than outside professionals.

       (d) The Company shall use reasonable efforts to invite a representative appointed by SSI to attend and participate in at least one meeting of its Board of Directors for every year that this Agreement is in effect. The Company shall provide notice of such meetings to SSI at least one (1)


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week prior to the date that the meeting is scheduled to occur. SSI will use its reasonable efforts to attend any other meetings of the Company's Board of Directors to which the Company requests SSI's attendance. Any reasonable expenses incurred by SSI in attending such meetings shall be borne for by the Company.

2. TERM. Unless otherwise provided for in this Agreement, SSI's intention hereunder shall be for a term of two (2) years commencing on the date of this Agreement and expiring on the second anniversary date of this Agreement (the "Termination Date"). Except as provided for in paragraph 8 below, SSI may not terminate this Agreement without the written consent of the Company prior to the Termination Date. In the event that the Company desires to terminate this Agreement, without "cause", prior to the Termination Date, it shall provide SSI with at least thirty (30) days prior written notice of its intention to terminate this Agreement and this Agreement shall terminate following the expiration of this period, without any further responsibility for either party; provided, however, that SSI shall be entitled to receive all compensation and un-reimbursed expenses, if any, outstanding as of the date of termination, unless such termination is for "cause" as determined by ?? court of competent jurisdiction, in which case, the Warrant (as defined below) shall terminate as to any un-exercised portion thereof.

3. COMPENSATION. In consideration for the services provided by SSI hereunder, the Company shall:

          (a) pay to SSI the sum of $50,000 as follows: $25,000 payable upon the execution of this Agreement and the remaining $25,000 payable on the first anniversary date of this Agreement; and

          (b) issue to SSI a warrant (the "Warrant") to purchase up to 50,000 shares of the common stock of the Company (the "Underlying Common Stock") at a per share price of $4.75, on substantially the same terms and conditions as those set forth in the Warrant Agreement attached hereto as Schedule A.

4.   REPRESENTATIONS AND WARRANTIES OF SSI. SSI represents and warrants that:

          (a) it is a securities broker-dealer duly licensed and registered pursuant to federal and state securities laws rules and regulations;

it has the authority and ability to provide the services contemplated in this Agreement and this Agreement, and the performance by SSI hereunder, will not violate any rules or laws or breach any agreement to which SSI is a party;

          (c) it is a member in good standing with the NASD and is in good standing with all states within which it is registered to conduct securities business; and

          (d) it is acquiring the Warrants for its own account for investment and not with a view to the distribution thereof and that it will not sell, transfer or otherwise dispose of the Warrants or the Underlying Common Stock unless a registration statement is effective or counsel for SSI acceptable to the Company opines that an exemption from such registration is available, provided, however, that SSI may transfer its interests in the Warrants to certain of its employees, officers and/or directors which it designates provided further that such designees acquire the Warrants subject to the parameters set forth in this subparagraph (d).

5. INDEMNIFICATION. The Company agree to indemnify and hold harmless SSI and its affiliates, the respective directors, officers, partners, agents and employees and such other person, if any,

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controlling SSI or any of its affiliates (collectively the "SSI Parties") from all losses, claims, damages, liabilities and expenses incurred by them hereunder and only hereunder (including attorney's fees and disbursements) that result from any violations of securities laws or rules or any untrue statements made or any statements omitted to be made in connection with securities related matters by the Company, its agents or employees. SSI will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Partners") from and against all losses, claims, damages, liabilities and expenses that result from malfeasance, or gross negligence in the performance of SSI's duties hereunder. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or SSI as applicable, of any loss, claims, damage or expense for which the Company or SSI as applicable, may become liable pursuant to this Section 5. Neither party shall pay, settle or acknowledge liability under any such claim without the written consent of the party liable for indemnification, and shall permit the Company or SSI as applicable reasonable opportunity to cure any underlying problem or to mitigate damages. The scope of this indemnification between SSI and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant only to this Agreement.

The Company or SSI, as applicable, shall have the opportunity to demand any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within fifteen (15) days of notice of the claim.

6. STATUS OF SSI. SSI shall at all times be an independent contractor of the Company and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company or bind it to any agreements.

7. OTHER ACTIVITIES OF SSI. The Company recognizes that SSI now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. SSI shall be free to render such advice and other services and the Company hereby consents thereto. SSI shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes, in its sole discretion. Similarly, SSI recognizes that the Company's relationship with SSI hereunder is not exclusive and that the Company currently has, or may have, investment banking relationships with other firms.

8.  COVENANTS OF THE COMPANY. The Company covenants, promises and agrees that:

       (a) unless otherwise prohibited by contract or law, during the term of this Agreement, the Company shall provide SSI at least fifteen (15) days prior written notice of the proposed sale of any securities of the Company in a "Regulation S" or "Regulation D" offering. Such notice shall specify the type of securities to be offered, the purchase price thereof, the terms and conditions of the offering and the proposed offering date. SSI shall be entitled to immediately terminate this Agreement and retain all of the compensation set forth herein without offset and with no further liability to the Company, in the event that, during the term of this Agreement, the Company completes a sale of its securities pursuant to a Regulation S offering, without SSI's prior written consent thereto, which consent may not be unreasonably withheld;

       (b) it shall immediately notify SSI in the event that it is deleted from the NASDAQ Small Cap Market; and



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          (c)  during the term of this Agreement, the Company shall furnish SSI with copies of its annual, quarterly and proxy filings with the SEC, promptly upon the Company's filing thereof.

9. CONTROL. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the affairs of the Company.

10. PUBLIC DISCLOSURE REQUIREMENT. Within thirty (30) business days of the final execution of this Agreement, the Company shall cause the release of a public announcement which sets forth, in pertinent part, a brief and general description of this Agreement, including without limitation, the name of SSI, the nature of the services to be provided hereunder by SSI and the compensation paid to it in connection herewith. At least three (3) business days prior to the dissemination of any such public announcement or filing containing the above required description, the Company shall submit to SSI, for its review and comment, the proposed public announcement or description. SSI shall thereafter have three (3) business days within which to submit its proposed editions or amendments to the public announcement and or description for inclusion therein, which editions and amendments may be incorporated in the final version disseminated by the Company.

11. NOTICES. Any notices hereunder shall be sent to the Company and SSI at their respective addresses above set forth. Any notice shall be given by registered certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States Mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

12. ADDITIONAL COMPENSATION. In the event that SSI introduces a candidate for appointment to the Board of Directors of the Company, which candidate is eventually nominated and appointed by the Company as a director, the Company shall issue to SSI, as additional compensation, 25,000 shares of the Company's common stock which shall be unregistered and which shall be locked up for a period of eighteen (18) months following the date of such appointment.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

14. JURISDICTION AND VENUE. This Agreement has been made in the State of New York and shall be governed by and construed in accordance with the laws thereof without regard to principles of conflict of laws. Any proceeding commenced by SSI to enforce or interpret any provision of this Agreement may be brought in the City and County of New York, New York. The Company hereby submits to the jurisdiction of the courts of the State of New York, including the federal courts, for such purposes.

15. NO ASSIGNMENT. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the one and the same instrument.

17. NON-COMPLIANCE. If any provision of this Agreement conflicts with any law, rule or regulation of any federal, state or self-regulatory organization, including the Securities and Exchange
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Commission, the blue-sky laws of any state, the National Association of
Securities Dealers, Inc., or any other governmental authority having jurisdiction over the activities or services described herein, then in that event, such provision shall be deemed null and void.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


Schneider Securities, Inc.              Sunstar Healthcare, Inc.


/s/ David J. Mira
________________________________        _________________________________
By:  David J. Mira                      By:  Warren D. Stowell
Its: Senior Vice President              Its: President
     Corporate Finance